Exhibit 10.47

Amendment No. 1 to the

Fidelity & Guaranty Life Holdings, Inc.

2012 Dividend Equivalent Plan

THIS AMENDMENT NO. 1 to the Fidelity & Guaranty Life Holdings, Inc. 2012 Dividend Equivalent Plan (the “Plan”) is effective as of                     .

1.	Article V of the Plan is hereby amended to read in its entirety:

Article V

“Dividend Equivalents

5.1 Grant of Dividend Equivalents. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Administrator. The Grant Date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Administrator, or such other date as the Administrator shall determine in its sole discretion. Dividend Equivalents shall be evidenced in writing in a Dividend Equivalent Agreement containing such provisions not inconsistent with the Plan as the Administrator shall determine, including customary representations, warranties and covenants with respect to securities law matters.

5.2 Stock Dividends. The amount payable with respect to a Dividend Equivalent shall not include the value of any dividends paid in capital stock.

5.3 Vesting. Except as otherwise provided in Section 8.1 or as otherwise determined by the Administrator on or before the Grant Date, subject to the continuous employment of a Participant with the Company through March 31, 2016 (the “Vesting Date”), a Dividend Equivalent shall become vested on the Vesting Date. Any Dividend Equivalent that vests in accordance with this Section 5.3 shall be settled in accordance with Article VII.”

2.	Article VI of the Plan is hereby amended to read in its entirety:

Article VI

“Forfeiture

6.1 Normal Forfeiture Date. Unless earlier terminated pursuant to Section 6.2 or Section 8.1, unvested Dividend Equivalents shall be forfeited and terminate on April 1, 2017. Vested Dividend Equivalents shall terminate upon settlement in accordance with Article VII.

6.2 Termination of Employment. If a Participant’s employment with the Company terminates for any reason, (i) any Dividend Equivalents held by such Participant that have not vested on or before the effective date of such termination of employment shall be forfeited and terminate immediately upon such termination of employment and (ii) any vested Dividend Equivalents held by such Participant on the effective date of such termination of employment shall be settled as set forth in Article VII.”

3.	Section 8.1 of the Plan is hereby amended to read in its entirety:

“8.1 Accelerated Vesting. Except as otherwise determined by the Administrator, in the event of a Change in Control, all outstanding Dividend Equivalents shall vest immediately prior to such Change in Control and vested Dividend Equivalents (after giving effect to this Section 8.1) shall be settled as set forth in Article VII.”

4.	Definitions of “Minimum Net Dividend Value” and “Net Dividend Value” are hereby deleted in their entirety.

5.	In all other respects, the form, terms and provisions of the Plan remain unchanged and in full force and respect.

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